Exhibit 21.1

Subsidiaries of the Company

Cream of Wheat Canada Corp., a Nova Scotia unlimited company

BGH Holdings, Inc., a Delaware corporation

Bloch & Guggenheimer, Inc., a Delaware corporation

Heritage Acquisition Corp., a Delaware corporation

Les Produits Alimentaires Jacques et Fils, Inc., a Quebec company

Maple Grove Farms of Vermont, Inc., a Vermont corporation

Ortega Holdings Inc., a Delaware corporation

Polaner, Inc., a Delaware corporation

William Underwood Company, a Massachusetts business trust